Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	May 21, 2008
Nortel Announces Upsizing and Pricing of Senior Notes Offering
TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today announced an increase in size and the pricing of the previously announced offering by its principal direct operating subsidiary, Nortel Networks Limited (“NNL”), of 10.750% senior unsecured notes due 2016 (the “Notes”) in the United States to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States pursuant to Regulation S under the Securities Act, and to accredited investors in Canada pursuant to applicable private placement exemptions. The Notes will be fully and unconditionally guaranteed by Nortel Networks Corporation (“NNC”) and initially guaranteed by NNC’s indirect subsidiary, Nortel Networks Inc.
The offering size was increased from $500 million (as previously announced) to $675 million. The Notes will be issued at 99.00% as additional notes under an existing indenture and will be part of the same class as NNL’s currently outstanding $450,000,000 aggregate principal amount of 10.750% senior notes due 2016 that were issued on July 5, 2006. The placement of the Notes is subject to customary closing conditions and is expected to close on May 28, 2008.
NNL expects that the net proceeds from the sale of the Notes will be approximately $655 million, after deducting commissions and other offering expenses. Nortel plans to use these net proceeds, together with available cash, to redeem at par the $675 million outstanding principal amount of NNC’s 4.25% convertible senior notes due September 1, 2008. NNC intends to issue a redemption notice with respect to the 4.25% convertible senior notes after the closing of the offering.
The Notes and related Guarantees have not been registered under the Securities Act or the securities laws of any other place and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions. The Notes and the related Guarantees will initially not be fungible for trading purposes with the currently outstanding 10.750% senior notes due 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and the related guarantees, nor shall there be any sale of the Notes and the related guarantees in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
-end-

*	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.